EXHIBIT 10.71

                                       ivp
                                   technology

                                                                   June 16, 2003

Mr. Peter Turk,
President
ePocket Inc.
257 Adelaide Street West, 6th Floor
Toronto, Ontario

                                LETTER OF INTENT

      The intent of this letter ("letter") is to summarize recent discussions between the management of ePocket Inc. ("ePocket" or "Vendor") and IVP Technology Corporation ("IVP") together (the "Parties") with respect to IVP's proposal to acquire a minimum of 5% of the issued share capital of ePocket Inc. which for greater certainty will be equivalent to CAD 300,000. Therefore, the principal purpose of this letter is to document the terms, in general, under which the transaction would take place subject to due diligence on the part of the Parties, the approval of the Parties' board of directors; and any agency in the United States that may have a regulatory interest in the proposed transaction.

      It is understood by both parties that in the preparation of legal agreements that will give effect to this transaction certain arrangements to maximize the tax benefit or other benefits to both parties may need to be undertaken. Each of IVP and e Pocket will undertake to accommodate each other's requirements to the fullest extent possible provided however that neither company will knowingly fail to comply with any regulation or statute in the US.

                         PRINCIPAL TERMS AND CONDITIONS

      The principal terms and conditions for the proposed purchase of a minimum of 5% of ePocket Inc are:

      o An executed share subscription agreement and shareholders agreement for CAD 300,000 funds for which shall be obtained as follows:

          - IVP will cause the issuance of a share certificate for 10 million shares of IVP Technology Corporation which will be in unregistered form in the name of ePocket Inc.

          - IVP will seek to register the 10 million shares at its next available registration' opportunity which will likely be an SB 2 filing in late August 2003.


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          -   Once  registered  the shares will be placed in to an escrow  agent account whereby shares will be sold into the open market to generate funds which will be used to pay amounts related to a share subscription agreement to be signed.

          - The share subscription agreement shall call for funds to be paid from the sale of IVP Technology shares or from other sources if available.

          - Once the minimum amount of funds required to complete the share subscription agreement has been raised - on terms as mutually agreed, IVP may increase its shareholding in ePocket if it appears that the allotment of the 10 million shares for ePocket will generate additional funds. If IVP determines that it does not wish to purchase additional shares in ePocket the remaining shares from the escrow agent will be returned to IVP for cancellation and rescission.

      o ePocket and IVP will enter into a modified technology joint venture and marketing agreement which will include a development agreement whereby IVP will develop for use with the ePocket software a wireless phone application for ePocket's electronic cash process - the terms of the development agreement shall be negotiated separately from the equity purchase agreement provided that the investment will not occur if the terms of the development and technology joint venture agreement are not satisfactory to both parties.

II.  LOCK UP AND CONFIDENTIALITY

      It is hereby expressly agreed that ePocket and any of its shareholders, managers or advisors will not engage in a process of seeking a similar agreement with another technology company until the earlier of September 15, 2003 or cessation of negotiations.

III. ASSUMED CLOSING DATE:

     June 30, 2003

IV.  CONDITIONS:

     The purchase of ePocket shall be subject to due diligence by both parties and their respective agents and the approval of the Parties' board of directors.

     SHARES: The common shares provided as partial consideration in this transaction will be subject to rule 144 of the SEC until such time as they become registered by reference to an SEC registration filing.

     CONFIDENTIALITY: IVP and ePocket will undertake to use every effort to maintain the confidential nature of the proposed transaction pending mutual agreement as to any announcement and the terms of the existing Non-Disclosure Agreement dated May 21, 2003 shall remain in full force and effect. It is acknowledged that IVP may have to disclose the pending purchase as a result of

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SEC  requirements.  If  disclosure  is  required,  the parties will make a joint announcement approved by both parties and their respective counsel. IVP further undertakes not to initiate any conversations or contacts with competitors prior to closing the acquisition of ePocket.

     LITIGATION: To the best of knowledge of IVP and ePocket, there is no action, claim or demand or other proceedings pending or threatened before any court or other administrative agency, which would materially and adversely affect ePocket or IVP.

     CONDUCT: An undertaking by ePocket that, pending the closing of the transaction contemplated herein, ePocket shall have conducted business only in the ordinary course and there shall have occurred no Toronto, Ontario, M5H 1X9.

Dated this ___ 24th __________ day of _______ June _____ 2003.

EXECUTED:

IVP Technology Corporation                  ePocket Inc.




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